Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information combines the historical consolidated financial position and results of operations of NYCB and Flagstar as an acquisition by NYCB of Flagstar. The merger was announced on April 26, 2021, and provides that each share of Flagstar common stock issued and outstanding immediately prior to the effective time, except for certain shares owned by NYCB or Flagstar (subject to certain exceptions described in the merger agreement), will be converted into the right to receive 4.0151 shares of NYCB common stock.

The unaudited pro forma condensed combined financial information has been prepared to give effect to the following:

•

the acquisition of Flagstar by NYCB under the provisions of the Financial Accounting Standards Board (FASB) Accounting Standards Codification, ASC 805, “Business Combinations,” where the assets and liabilities of Flagstar will be recorded by NYCB at their respective fair values as of the date the merger is completed;

•	the distribution of shares of NYCB common stock to Flagstar’s shareholders in exchange for shares of Flagstar common stock (based upon a 4.0151 exchange ratio); and

•	transaction costs in connection with the merger.

The following unaudited pro forma condensed combined financial information and related notes are based on and should be read in conjunction with (i) the historical audited consolidated financial statements of NYCB and the related notes included in NYCB’s Annual Report on Form 10-K for the year ended December 31, 2021, which is incorporated by reference into this amended prospectus; (ii) the historical unaudited consolidated financial statements and related notes included in NYCB’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2022, which is incorporated by reference into this amended prospectus; (iii) the historical audited consolidated financial statements of Flagstar and the related notes included in Flagstar’s Annual Report on Form 10-K for the year ended December 31, 2021, which is incorporated by reference into this amended prospectus; and (iv) the historical unaudited consolidated financial statements and related notes included in Flagstar’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2022, which is incorporated by reference into this amended prospectus.

The unaudited pro forma condensed combined income statements for the six months ended June 30, 2022 and for the year ended December 31, 2021 combine the historical consolidated income statements of NYCB and Flagstar, each giving effect to the merger as if it had been completed on January 1, 2022 and January 1, 2021, respectively. The accompanying unaudited pro forma condensed combined balance sheet as of June 30, 2022 combines the historical consolidated balance sheets of NYCB and Flagstar, giving effect to the merger as if it had been completed on June 30, 2022.

The unaudited pro forma condensed combined financial information is provided for illustrative information purposes only. The unaudited pro forma condensed combined financial information is not necessarily, and should not be assumed to be, an indication of the actual results that would have been achieved had the merger been completed as of the dates indicated or that may be achieved in the future. The pro forma financial information has been prepared by NYCB in accordance with Regulation S-X Article 11, Pro Forma Financial Information, as amended by the final rule, Amendments to Financial Disclosures About Acquired and Disposed Businesses, as adopted by the SEC on May 21, 2020.

The unaudited pro forma condensed combined financial information also does not consider any potential effects of changes in market conditions on revenues, expense efficiencies, asset dispositions and share repurchases, among other factors. In addition, as explained in more detail in the accompanying notes, the preliminary allocation of the pro forma purchase price reflected in the unaudited pro forma condensed combined financial information is subject to adjustment and may vary significantly from the actual purchase price allocation that will be recorded upon consummation of the merger.

As of the date of this amended prospectus, NYCB has not completed the valuation analysis and calculations in sufficient detail necessary to arrive at the required estimates of the fair market value of the Flagstar assets to be acquired or liabilities to be assumed, other than a preliminary estimate for intangible assets and certain financial assets and financial liabilities. Accordingly, apart from the aforementioned, certain Flagstar assets and liabilities are presented at their respective carrying amounts and should be treated as preliminary values. A final determination of the fair value of Flagstar’s assets and liabilities will be based on Flagstar’s actual assets and liabilities as of the closing date and, therefore, cannot be made prior to the consummation of the merger. In addition, the value of the merger consideration to be paid by NYCB in shares of NYCB common stock upon the consummation of the merger will be determined based on the closing price of NYCB common stock on the closing date and the number of issued and outstanding shares of Flagstar common stock immediately prior to the closing. Actual adjustments may differ from the amounts reflected in the unaudited pro forma condensed combined financial information, and the differences may be material.

Further, NYCB has not identified all adjustments necessary to conform Flagstar’s accounting policies to NYCB’s accounting policies. Upon consummation of the merger, or as more information becomes available, NYCB will perform a more detailed review of Flagstar’s accounting policies. As a result of that review, differences could be identified between the accounting policies of the two companies that, when conformed, could have a material impact on NYCB’s financial information following the consummation of the merger.

Merger related expenses are estimated to be $239 million ($65 million of which has been incurred prior to 6/30/22) on a combined pre-tax basis, with contractually obligated pre-tax merger expenses of $148 million ($108 million net of tax) due at closing. The merger expenses at closing are reflected in the unaudited pro forma condensed combined financial information. See Note H and Note R to those pro formas for additional details.

As a result of the foregoing, the pro forma adjustments are preliminary and are subject to change as additional information becomes available and as additional analysis is performed. The preliminary pro forma adjustments have been made solely for the purpose of providing the unaudited pro forma condensed combined financial information. NYCB estimated the fair value of certain Flagstar assets and liabilities based on a preliminary valuation analysis, due diligence information, information presented in Flagstar’s SEC filings and other publicly available information. Until the merger is completed, both companies are limited in their ability to share certain information.

Upon consummation of the merger, a final determination of the fair value of Flagstar’s assets acquired and liabilities assumed will be performed. Any changes in the fair values of the net assets or total purchase consideration as compared with the information shown in the unaudited pro forma condensed combined financial information may change the amount of the total purchase consideration allocated to the bargain purchase gain, and may instead include an allocation to goodwill. The final fair value determination may impact NYCB’s statement of income and statement condition following the consummation of the merger. The final purchase consideration allocation may be materially different than the preliminary purchase consideration allocation presented in the unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET (As of June 30, 2022)

(in millions, except share data)	NYCB	Flagstar	Pro forma Adjustments	Notes	Proforma Consolidated
Assets
Cash & due from banks	147	198			345
Interest bearing deposits	3,130	237			3,367
Available-for-sale securities	5,664	2,346			8,010
Held-to-maturity securities		173	(1)	A	172
Equity investments	14	—			14
Loans held for sale		3,482			3,482
Loans with government guarantees		1,144	(15)	B	1,129
Loan and leases	48,537	14,655	(277)	B	62,915
Allowance for credit losses	(216)	(122)		C	(338)

Net loans and leases	48,321	15,677	(292)		63,706
Mortgage servicing rights		622			622
Federal Home Loan Bank Stock	635	329			964
Premises and equipment	252	354			606
Bank owned life insurance	1,192	370			1,562
Goodwill & intangible assets	2,426	142	(80)	D	2,488
Other assets	1,312	969	66	E	2,347

Total assets	63,093	24,899	(307)		87,685

Liabilities
Deposits	41,244	16,648	(34)	F	57,858
Wholesale borrowings	13,650	4,001	(14)	G	17,637
Other debt	657	394	(56)	G	995
Other liabilities	718	1,163	105	H	1,986

Total liabilities	56,269	22,206	1		78,476
Shareholders’ equity
Preferred stock	503	—			503
Common Stock	5	1	1	I	7
Additional paid in capital	6,114	1,358	811	J	8,283
Retained earnings	893	1,433	(1,219)	K	1,107
Treasury stock	(238)	—			(238)
Accumulated other comprehensive income	(453)	(99)	99	L	(453)

Total stockholders’ equity	6,824	2,693	(308)		9,209

Total liabilities and stockholders’ equity	63,093	24,899	(307)		87,685

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information.

UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENT (For the Six Months Ended June 30, 2022)

(in millions, except share data)	NYCB	Flagstar	Pro forma Adjustments	Notes	Pro Forma Consolidated
Interest income
Mortgage & other loans	817	357	30	M	1,204
Securities and money market investments	85	29	17	N	131

Total interest income	902	386	47		1,335

Interest expense
Deposits	73	13	7	O	93
Borrowed funds	138	15	6	P	159

Total interest expense	211	28	13		252

Net interest income	691	358	34		1,083
Provision for credit losses (benefit)	7	(13)			(6)

Net interest income after Provision for credit losses	684	371	34		1,089

Non-interest income
Mortgage banking income	—	72			72
Fee income	12	74			86
Bank-owned life insurance	14	—			14
Net (loss) gain on securities	(1)	—			(1)
Other	7	145			152

Total non-interest income	32	291	—		323

Non-interest expense
Compensation, commissions and benefits	159	297			456
Occupancy and equipment	45	91			136
General and administrative	64	118			182
Merger-related-expenses	11	6			17
Amortization of core deposit intangibles	—	5	6	S	11

Total non-interest expense	279	517	6		802

Income before income taxes	437	145	28		610
Income tax expense	111	32	8	T	151

Net income	326	113	20		459

Preferred stock dividends	16	—	—		16
Net income available to common shareholders	310	113	20		443
Basic earnings per common share	$0.66	$2.12			$0.65
Diluted earnings per share	$0.66	$2.11			$0.65
Dividends declared per common share	$0.17	$0.06			$0.17
Weighted average common shares:
Basic	464,092,927	53,244,886			681,093,022
Diluted	464,894,538	53,556,607			681,894,633

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information.

UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENT (For the Year Ended December 31, 2021)

(in millions, except share data)	NYCB	Flagstar	Pro forma Adjustments	Notes	Pro Forma Consolidated
Interest income
Mortgage & other loans	1,525	764	59	M	2,348
Securities and money market investments	164	46	34	N	244

Total interest income	1,689	810	93		2,592

Interest expense
Deposits	114	32	14	O	160
Borrowed funds	286	31	11	P	328

Total interest expense	400	63	25		488

Net interest income	1,289	747	68		2,104
Provision for credit losses (benefit)	3	(112)	54	Q	(55)

Net interest income after provision for credit losses	1,286	859	14		2,159

Non-interest Income
Mortgage banking income	—	655			655
Fee income	23	176			199
Bank-owned life insurance	29	—			29
Net (loss) gain on securities	—	—			—
Other	9	213			222
Bargain purchase gain	—	—	337	U	337

Total non-interest income	61	1,044	337		1,442

Non-interest expense
Compensation, commissions and benefits	303	728			1,031
Occupancy and equipment	88	188			276
General and administrative	127	267			394
Merger-related-expenses	23	19	105	R	147
Amortization of core deposit intangibles	—	11	11	S	22

Total non-interest expense	541	1,213	116		1,870

Income before income taxes	806	690	235		1,731
Income tax expense	210	157	(28)	T	339

Net income	596	533	263		1,392

Preferred stock dividends	33	—	—		33
Net income available to common shareholders	563	533	263		1,359
Basic earnings per common share	$1.20	$10.10			$2.00
Diluted earnings per share	$1.20	$9.96			$1.99
Dividends declared per common share	$0.68	$0.24			$0.68
Weighted average common shares:
Basic	463,865,661	52,792,931			680,865,756
Diluted	464,632,719	53,519,086			681,632,814

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1. Basis of Presentation

The accompanying unaudited pro forma condensed combined financial information and related notes were prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma condensed combined income statement for the six months ended June 30, 2022 and for the year ended December 31, 2021 combine the historical consolidated income statement of NYCB and Flagstar, each giving effect to the merger as if it had been completed on January 1, 2022 and January 1, 2021, respectively. The accompanying unaudited pro forma condensed combined balance sheet as of June 30, 2022 combines the historical consolidated balance sheets of NYCB and Flagstar, giving effect to the merger as if it had been completed on June 30, 2022.

The unaudited pro forma condensed combined financial information and explanatory notes have been prepared to illustrate the effects of the merger involving NYCB and Flagstar under the acquisition method of accounting with NYCB treated as the acquirer. The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not necessarily indicate the financial results of the combined company had the companies actually been combined at the beginning of each period presented, nor does it necessarily indicate the results of operations in future periods or the future financial position of NYCB. Under the acquisition method of accounting, the assets and liabilities of Flagstar, as of the effective time, will be recorded by NYCB at their respective fair values, and the excess of the merger consideration over the fair value of Flagstar’s net assets will be allocated to goodwill.

The merger provides for Flagstar shareholders to receive 4.0151 shares of NYCB common stock for each share of Flagstar common stock they hold immediately prior to the merger. Based on an assumed share price of $10.00, which approximates the average stock price between June 30, 2022 and the date of this amended prospectus, the exchange ratio represented approximately $40.15 in value for each share of Flagstar common stock.

The pro forma allocation of the purchase price reflected in the unaudited pro forma condensed combined financial information is subject to adjustment and may vary from the actual purchase price allocation that will be recorded at the time the merger is completed. Adjustments may include, but are not be limited to, changes in (i) Flagstar’s balance sheet through the effective time; (ii) the aggregate value of merger consideration paid if the price of shares of NYCB common stock varies from the assumed $10.00 per share; (iii) total merger-related expenses if consummation and/or implementation costs vary from currently estimated amounts; and (iv) the underlying values of assets and liabilities if market conditions differ from current assumptions.

The accounting policies of both NYCB and Flagstar are in the process of being reviewed in detail. Upon completion of such review, additional conforming adjustments or financial statement reclassification may be necessary.

Note 2. Preliminary Purchase Price Allocation

The following table summarizes the determination of the purchase price consideration with a sensitivity analysis assuming a 10% increase and 10% decrease in the price per share of NYCB common stock based on an assumed share price of $10.00, which approximates the average stock price between June 30, 2022 and the date of this amended prospectus, and its impact on the preliminary goodwill/(bargain purchase gain).

(Dollars in millions, except per share data, shares in thousands)	Amount	10% Increase	10% Decrease
FBC common shares as of 6/30/22	53,245	53,245	53,245
FBC equity award plans as 6/30/22	801	801	801

Total shares of FBC	54,046	54,046	54,046
Exchange ratio	4.0151	4.0151	4.0151

NYCB shares to be issued	217,000	217,000	217,000
Price per share of NYCB common stock (assumed)	$10.00	$11.00	$9.00

Total pro forma purchase price consideration	2,170	2,387	1,953

Preliminary goodwill/(bargain purchase gain)	-337	-120	-554

Purchase price consideration
(dollars in millions)
Purchase price consideration	2,170
Fair value of assets acquired:
Cash & due from Banks	198
Interest bearing deposits	237
Available-for-sale securities	2,346
Held-to-maturity securities	172
Loans held for sale	3,482
Loans with government guarantees	1,129
Loan and leases held for investment	14,378
Mortgage servicing rights	622
Federal Home Loan Bank stock	329
Premises and equipment	354
Bank owned life insurance	370
Intangible assets	62
Other assets	1,035

Total assets acquired	24,714

Fair value of liabilities assumed:
Deposits	16,614
Wholesale Borrowings	3,987
Other Debt	338
Other Liabilities	1,268

Total liabilities assumed	22,207
Fair value of net assets acquired	2,507
Preliminary goodwill/(bargain purchase gain)	-337

Note 3—Pro Forma Merger Adjustments

The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined financial information. All taxable adjustments were calculated using a 27% tax rate to arrive at deferred tax asset or liability adjustments. All adjustments are based on current assumptions and valuations, which are subject to change.

Balance Sheet

(Dollars in millions)

A. Adjustments to investment securities to reflect estimated acquired fair value
Estimated fair value of the acquired investment securities classified as held-to-maturity	$(1)

B. Adjustments to loans, net of unearned income
Loans with government guarantees:
Estimate of fair value related to current interest rates and liquidity	$(15)

Loans and Leases:
Estimate of lifetime credit losses on acquired Flagstar loans	$(122)
Estimate of fair value related to current interest rates and liquidity	(155)

Net fair value pro forma adjustments	(277)
Gross up of Purchase Credit Deteriorated (“PCD”) loans for credit mark-See C below for allowance for credit loss	15

$(262)

C. Adjustments to allowance for credit losses
To reflect elimination of Flagstar allowance for credit losses on loans	$122
Establishment of the Allowance for Credit Losses (“ACL”) for PCD loans estimated lifetime losses	(15)
Establishment of the ACL for non-PCD loans estimated lifetime losses	(107)

—

For purposes of this presentation, the loans portfolio was assumed to have a 3-year weighted average life

D. Adjustments to goodwill and other intangible assets
To reflect elimination of Flagstar’s goodwill and other intangibles	$(142)
To record the estimated fair value of acquired identifiable intangible assets related to Flagstar’s non-time deposits, based on third-party estimates. The acquired core deposit intangible is assumed to be amortized over 10 years using the sum-of-the-years-digits method	62

$(80)

E. Adjustments to other assets
Net deferred tax asset/(liability)-Pre core deposit intangible (“CDI”)	$50
Tax Liability on CDI	(17)
Deferred tax asset on established allowance for credit losses under CECL	33

Total deferred taxes at NYCB’s estimated rate of 27%	$66

F. Adjustment to deposits
To reflect estimated fair value at merger date based on current market rates for similar products.	$(34)

G. Adjustment to borrowed funds
To reflect estimated fair value of wholesale borrowings at merger date based on current market rates for similar products.	(14)
To reflect estimated fair value of subordinated and preferred trust notes at the merger date based on current market rates for similar products.	(56)

H. Adjustments to other liabilities
Merger related expenses necessary to close the transaction are estimated at $105 million, which includes a $25 million contribution to the Flagstar Foundation	$105

I. Adjustments to common stock
To reflect elimination of Flagstar’s common stock	$(1)
To reflect issuance of NYCB common stock in connection with the acquisition	2

$1

J. Adjustments to paid-in capital in excess of par
To reflect elimination of Flagstar’s paid-in capital in excess of par	$(1,358)
To reflect issuance of NYCB common stock in excess of par value	2,169

$811

K. Adjustment to retained earnings
To reflect elimination of Flagstar’s retained earnings	$(1,433)
Adjustment to reflect preliminary estimate of bargain gain from business combination	337
Net impact to retained earnings of Flagstar’s one-time transaction costs, purchase accounting adjustments and the establishment of the allowance for credit losses	(123)

$(1,219)

L. Adjustment to accumulated other comprehensive loss, net of tax
To reflect elimination of Flagstar’s accumulated other comprehensive income	$99

Note 4. Pro Forma Merger Adjustments to the Unaudited Pro Forma Condensed Combined Income Statements

Income		Statement
(Dollars in millions)
	Six Months Ended June 30, 2022	Year Ended December 31, 2021
M. Adjustment to loan interest income
To reflect accretion of loan discount from estimated value adjustments over the estimated remaining terms to maturity of the loans	$30	$59

N. Adjustment to securities interest income
To reflect accretion of investment securities discount from estimated fair value adjustment	$17	$34

O. Adjustment to deposit interest expense
To reflect amortization of deposit premium resulting from deposit estimated fair value adjustment over the remaining terms to maturity of the deposits	$7	$14

P. Adjustment to borrowed funds interest expense
To reflect amortization of borrowed funds premium resulting from borrowed funds fair value adjustment	$6	$11

Q. Adjustment for the provision for credit losses
To reflect the increase in the provision for credit losses for non-PCD loans estimated lifetime losses		$54

R. Merger costs
Merger related expenses necessary to close the transaction are estimated at $109 million, which includes a $25 million contribution to the Flagstar Foundation upon close of the transaction.		$105

S. Adjustment to amortization of core deposit intangibles
To reflect amortization of acquired identifiable intangible assets based on amortization period of 10 years and using the sum-of-the-years-digits method of amortization	$6	$11

T. Adjustment to income tax expense
To reflect the income tax effect of pro forma adjustments for the periods	$8	$28

U. Bargain Purchase Gain
To reflect the bargain purchase gain which is non-taxable.		$337